UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    March 10, 2011

DIRECTV

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34554	26-4772533
(Commission File Number)	(IRS Employer Identification No.)

2230 East Imperial Highway
El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

(310) 964-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

New Director

Effective March 10, 2011, the Board of Directors, based upon the recommendation of the Nominating and Corporate Governance Committee, elected David B. Dillon to serve as a Class III director whose term will expire on the date of the 2011 annual meeting of stockholders of the Company to be held April 28, 2011.  The Nominating and Corporate Governance Committee has determined that Mr. Dillon qualifies as an “independent director” and as a “Qualifying Director” as those terms are defined in the Company’s By-Laws.

Mr. Dillon is the Chairman and Chief Executive Officer of The Kroger Co. He was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 1995.   Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986.  He has over 35 years of experience in the consumer products business and also currently serves on the board of Convergys Corporation since March 2000.

Mr. Dillon serves on the Board of Trustees for the University of Cincinnati Foundation, the Board of Trustees for the Urban League of Greater Cincinnati, the Board of Trustees for the University of Kansas Endowment, and the Board of Bethesda, Inc., a major medical center.  Mr. Dillon received his undergraduate degree from the University of Kansas in 1973, majoring in accounting and business administration. He earned his J.D. degree in 1976 from Southern Methodist University.

A copy of the press release announcing the election of Mr. Dillon dated March 10, 2011 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Dillon was identified for election to the Board through a search process implemented to fill the anticipated vacancies in DIRECTV’s board.  The executive search firm, Heidrick & Stuggles International, Inc., has been retained by the Board to assist in identifying potential candidates to serve on the Board.

ITEM 9.01             Financial Statements and Exhibits

(d)		Exhibits.

99.1	`	Press release, dated March 10, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTV
(Registrant)

Date: March 10, 2011	By:	/s/ Keith U. Landenberger
	Name:	Keith U. Landenberger
	Title:	Senior Vice President and Associate General Counsel

Exhibit Index

(d)	Exhibits.

99.1	Press release, dated March 10, 2011